Art’s-Way Letterhead

January 19, 2009

West Bank
1601 22nd Street
West Des Moines, IA 50266

Mr. Kevin Smith:

In conjunction with the preparation of our financial statements as of November 30, 2008, we have determined that we are not in compliance with the certain restrictive covenant of the business loan agreement.  Under the terms of our agreement, you  may have the right to demand immediate payment of the entire balance of the note, which would affect our classification and disclosure requirements related to the note.  The covenant that we believe we are not in compliance with is:

Covenant:
•	Borrowers agree to maintain a maximum debt/tangible net worth ratio of 1.25 times. For the year ended November 30, 2008, Art’s-Way Manufacturing’s debt/tangible net worth ratio is 1.26 times.

We hereby request that you waive your right to demand payment of the note as a result of the noncompliance identified above, through November 30, 2009.

Please indicate your acceptance of this waiver request by signing below.  Please return one signed copy of this letter directly to us for our file.

If you have any questions, please call.

Sincerely,

/s/ Carrie Majeski

Carrie Majeski
Chief Executive Officer

We hereby waive our right to demand payment of the above referenced note as a result of the noncompliance identified above through November 30, 2008.  This waiver extends only to the restrictive covenant described above.  All other terms and conditions of the note shall remain in full force and effect.

WEST BANK

Signed by:	/s/ Kevin Smith

Title:	Senior Vice President

Date:	January 20, 2009